                                                                    Exhibit 23.1

                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (i) on Form S-3 (No. 333-66967) pertaining to the registration of shares of Smurfit-Stone Container Corporation to be issued upon conversion of Stone Container Corporation Series E Preferred Stock and Stone Container Corporation
6 3/4 percent Convertible Subordinated Debentures; (ii) on Form S-8 (No. 333-68221) pertaining to registration of shares under the Smurfit-Stone Container Corporation Long Term Incentive Plan and shares under Stone Container Corporation option plans converted to Smurfit-Stone Container Corporation shares in the merger agreement; (iii) on Form S-8 (No. 33-57085) pertaining to registration of shares under the Smurfit-Stone Container Corporation 1992 Stock Option Plan; (iv) on Form S-8 (No. 333-31961) pertaining to registration of additional shares under the Smurfit-Stone Container Corporation 1992 Stock Option Plan; (v) on Form S-8 (No. 333-47143) pertaining to the registration of shares under the Smurfit-Stone Container Corporation Management Incentive Plan; and, (vi) on Form S-8 (No. 333-66421) pertaining to the registration of shares under the Smurfit-Stone Container Corporation Hourly Savings Plan, the Smurfit-Stone Container Corporation Savings Plan and the Smurfit Packaging Corporation Savings Plan, of our report dated February 11, 1999, except for Notes 5 and 15, as to which the date is March 23,1999 with respect to the consolidated financial statements and schedule of Smurfit-Stone Container Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1998.


Ernst & Young LLP
Ernst & Young LLP
St. Louis, Missouri
March 25, 1999